As filed with the Securities and Exchange Commission on August 12, 2026

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	11-2989601 (I.R.S. Employer Identification No.)

Terminal Drive

Plainview, New York 11803

(Address of principal executive offices)

Veeco Instruments Inc. 2019 Stock Incentive Plan

(Full title of the Plan(s))

Kirk W. Mackey

General Counsel and Secretary

Veeco Instruments Inc.

Terminal Drive Plainview, New York 11803

(516) 677-0200

(Name, address, telephone number, including area code, of agent for service)

Copies to:

Lawrence R. Bard, Esq.

Shulman Rogers, P.A.

12505 Park Potomac Ave., Sixth Floor

Potomac, Maryland 20854

301-945-9242

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is filed by Veeco Instruments Inc. (the “Company” or “Registrant”) for the purpose of registering, pursuant to General Instruction E to Form S-8, additional shares of Common Stock available for issuance under the 2019 Plan, defined below.

On February 4, 2026, the Board of Directors of the Company (the “Board”) approved Amendment No. 3 to the Veeco Instruments Inc. 2019 Stock Incentive Plan (the “2019 Plan”). The Board approved an increase to the number of shares of Common Stock reserved for issuance under the Plan to 24,800,000 shares, an increase of 3,500,000 shares over the number of shares previously reserved.

On February 6, 2024, the Board approved Amendment No. 2 to the Veeco Instruments Inc. 2019 Stock Incentive Plan (the “2019 Plan”). The Board approved an increase to the number of shares of Common Stock reserved for issuance under the Plan to 21,300,000 shares, an increase of 3,500,000 shares over the number of shares previously reserved.

On February 3, 2022, the Board approved Amendment No. 1 to the Plan. The Board approved an increase to the number of shares of Common Stock reserved for issuance under the Plan to 17,800,000 shares, an increase of 4,500,000 shares over the number of shares previously reserved.

On February 6, 2019, the Board approved the amendment and restatement of the 2019 Plan. At that time, the Board approved an increase to the number of shares of Common Stock reserved for issuance under the 2019 Plan to 13,300,000 shares, an increase of 2,750,000 shares over the number of shares previously authorized.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the (i) 3,500,000 shares of Common Stock registered for issuance under the Veeco Instruments Inc. 2010 Stock Incentive Plan (the “2010 Plan”), the predecessor to the 2019 Plan, pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-166852) filed on May 14, 2010 (the “2010 Registration Statement”), (ii) 3,250,000 shares of Common Stock registered for issuance under the 2010 Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-194737) filed on March 21, 2014 (the “2014 Registration Statement”), (iii) 3,800,000 shares of Common Stock registered for issuance under the 2010 Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-211781) filed June 2, 2016 (the “2016 Registration Statement”), (iv) 2,750,000 shares of Common Stock registered for issuance under the 2019 Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-231266) filed on May 7, 2019 (the “2019 Registration Statement”), (v) 4,500,000 shares of Common Stock registered for issuance under the 2019 Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-265117) filed on May 20, 2022 (the “2022 Registration Statement”) and (vi) 3,500,000 shares of Common Stock registered for issuance under the 2019 Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-281439) filed on August 9, 2024 (the “2024 Registration Statement”) (together with the 2022 Registration Statement, 2019 Registration Statement, the 2016 Registration Statement, the 2014 Registration Statement and the 2010 Registration Statement, the “Prior Registration Statements”). The contents of the Prior Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference. Any items in the Prior Registration Statements not expressly changed hereby shall be as set forth in the Prior Registration Statements.

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PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

The information required by Part I is included in the documents sent or given to participants in the 2019 Plan pursuant to Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 and the requirements of Part I of the Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 25, 2026;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 5, 2026;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed on August 5, 2026;

•	Current Report on Form 8-K filed on January 28, 2026, February 2, 2026, February 6, 2026, February 25, 2026, May 5, 2026, May 7, 2026, and August 5, 2026 (other than documents or portions of those documents not deemed to be filed); and

•	the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A, filed with the Commission under Section 12 of the Exchange Act on November 18, 1994, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

In our Amended and Restated Certificate of Incorporation, as amended by the amendments thereto (as amended, the “Restated Certificate”), we have adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transactions from which a director derived an improper personal benefit.

Our Restated Certificate also requires us to indemnify our officers and directors to the fullest extent permitted by Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred.

Our Seventh Amended and Restated Bylaws include the following provisions in Section 6.1:

“6.1 Indemnification of Officers and Directors. Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Corporation or a Reincorporated Predecessor (as defined below) or is or was serving at the request of the Corporation or a Reincorporated Predecessor (as defined below) as a director, officer or employee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. As used herein, the term “Reincorporated Predecessor” means a corporation that is merged with and into the Corporation in a statutory merger where (a) the Corporation is the surviving corporation of such merger; (b) the primary purpose of such merger is to change the corporate domicile of the Reincorporated Predecessor to Delaware.”

We also have entered into indemnification agreements with each of our directors and executive officers. Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director or executive officer. Under the indemnification agreements, a director or executive officer will receive indemnification if he or she is found to have acted in good faith and in a manner he or she reasonably believed to be or not opposed to the best interests of the Company and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Unless otherwise indicated, each of the following exhibits has been previously filed with the Securities and Exchange Commission by the Registrant under File No. 0-16244.

Exhibit Number	Document	Incorporated by Reference to the Following Documents
4.1	Amended and Restated Certificate of Incorporation of Veeco Instruments Inc. dated December 1, 1994, as amended June 2, 1997 and July 25, 1997	Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, Exhibit 3.1
4.2	Amendment to the Certificate of Incorporation of Veeco Instruments Inc. dated May 29, 1998	Annual Report on Form 10-K for the year ended December 31, 2000, Exhibit 3.2
4.3	Amendment to the Certificate of Incorporation of Veeco Instruments Inc. dated May 5, 2000	Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, Exhibit 3.1
4.4	Amendment to the Certificate of Incorporation of Veeco Instruments Inc. dated May 16, 2002	Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, Exhibit 3.1
4.5	Amendment to the Certificate of Incorporation of Veeco Instruments Inc. dated May 18, 2010	Annual Report on Form 10-K for the year ended December 31, 2010, Exhibit 3.8
4.6	Seventh Amended and Restated Bylaws of Veeco Instruments Inc. effective January 9, 2023	Current Report on Form 8-K filed on January 10, 2023
4.7	Veeco Instruments Inc. 2019 Stock Incentive Plan	Registration Statement on Form S-8 filed on May 7, 2019, Exhibit 10.1
4.8	Amendment No. 1 to the Veeco Instruments Inc. 2019 Stock Incentive Plan dated as of May 12, 2022	Registration Statement on Form S-8 filed on May 20, 2022, Exhibit 4.8
4.8	Amendment No. 2 to the Veeco Instruments Inc. 2019 Stock Incentive Plan dated as of May 9, 2024	Registration Statement on Form S-8 filed on August 9, 2024, Exhibit 4.9
4.9	Amendment No. 3 to the Veeco Instruments Inc. 2019 Stock Incentive Plan dated as of May 7, 2026	Filed herewith
5.1	Opinion of Shulman Rogers, P.A.	Filed herewith
23.1	Consent of Shulman Rogers, P.A.	Included in Exhibit 5.1
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm	Filed herewith
24.1	Power of Attorney (included on signature page)
107.1	Filing Fee Table	Filed herewith

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by a Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plainview, State of New York on August 12, 2026.

VEECO INSTRUMENTS INC.

By:	/s/ William J. Miller, Ph.D.
William J. Miller, Ph.D.
Chief Executive Officer

Each person whose signature appears below constitutes and appoints John P. Kiernan and Kirk W. Mackey, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of August 12, 2026 by the following persons in the capacities indicated.

Signature	Title

/s/ William J. Miller, Ph.D.	Chief Executive Officer (principal executive officer) & Director
William J. Miller, Ph.D.

/s/ John P. Kiernan	Senior Vice President and Chief Financial Officer (principal financial & accounting officer)
John P. Kiernan

/s/ Richard A. D’Amore	Chairman
Richard A. D’Amore

/s/ Kathleen A. Bayless	Director
Kathleen A. Bayless

/s/ Sujeet Chand, Ph.D.	Director
Sujeet Chand, Ph.D.

/s/ Gordon Hunter	Director
Gordon Hunter

/s/ Keith D. Jackson	Director
Keith D. Jackson

/s/ Lena Nicolaides, Ph.D.	Director
Lena Nicolaides, Ph.D.

/s/ Mary Jane Raymond	Director
Mary Jane Raymond

/s/ Thomas St. Dennis	Director
Thomas St. Dennis

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